Exhibit 99.01

30 July 2022

Akbar Tajudin Abdul Wahab

2672 Jalan Permata 23,

Taman Permata, Ulu Klang

53300 Kuala Lumpur

Dato’ Maznah Abdul Jalil

Chairman,

Liberty Resources Acquisition Corp.

Dear Dato’ Chairman

RE: RESIGNATION AS NON EXECUTIVE DIRECTOR OF LIBERTY RESOURCES BOARD

I refer to the above matter.

I wish to inform you that I am tendering my resignation as a Non Executive Director from the Liberty Resources Board effective 30th July 2022. This resignation is due to personal reasons.

I would like to take the opportunity to thank the Board members for their kind support and guidance during my short period in the Board. I would also like to record my appreciate to Liberty Resources for giving the opportunity to serve the Board.

I wish you success in the endeavor

Thank You

Yours faithfully

/s/ Akbar Tajudin Abdul Wahab
Akbar Tajudin Abdul Wahab